Exhibit 10.1

2009 Executive Officer Bonus Plan

Objective:

-	Align the interests of employees and shareholders in the future growth and success of ArthroCare Corporation (the “Company”) by rewarding employee performance.

Bonus Pool:

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Up to 100% of the Total Bonus Potential of all Eligible Participants during the period of January 1, 2009 through December 31, 2009 (the “Bonus Period”).  The Total Bonus Potential for an Eligible Participant (other than the Company’s CEO) with a base salary of $200,000 shall be $120,000.  The Total Bonus Potential of an Eligible Participant, other than the Chief Executive Officer, may be increased or decreased at the sole discretion of the Chief Executive Officer of the Company.  The Total Bonus Potential of the Chief Executive Officer may be increased or decreased at the sole discretion of the Company’s Board of Directors.

Eligible Participants:

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All executive officers of the Company from the period of January 1, 2009 through the payment date of a bonus (the “Bonus Payment Date”) who began employment with the Company on or before December 31, 2009, other than those employees who are ineligible due to performance issues, as approved by the Compensation Committee of the Company’s Board of Directors.  Executive officers must be employed on the bonus payment date to be eligible for any payment.  Pro rata eligibility for executive officers who start after January 1, 2009 and remain employed by the Company through the Bonus Payment Date.  Executive officers who go on leave of absence will have their bonus prorated for time worked through the Bonus Payment Date.

Bonus Potential:

-	60% of base salary for fiscal year end December 31, 2009 for Vice Presidents who are executive officers of the Company.

-	75% of base salary for fiscal year end December 31, 2009 for the Chief Executive Officer.

Bonus Factors:

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In the event the Company achieves at least 85% (the “Minimum Achievement Level”) of the Net Product Revenue Goal and the Cash Management Goal, a bonus will be earned by each Eligible Participant.  The Net Product Revenue Goal shall be as set forth in the Company’s sales forecast for the full year of 2009 and the Cash Management Goal will be as approved by the Board of Directors for the period of January 1, 2009 through December 31, 2009.

-	The Net Product Revenue Goal and the Cash Management Goal shall be ascribed a percentage weight totaling 100% in the aggregate, as follows:

Net Product Revenue Goal – 60% weight

Cash Management Goal – 40% weight

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The Minimum Achievement Level is determined by adding the weighted average of the full year Net Product Revenue Goal (i.e., Net Product Revenue Goal Achieved (as defined below) multiplied by 60%), plus the weighted average of the Cash Management Goal (same formula).  If the sum of these percentages is equal to or greater than 85%, a bonus is payable.

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If the Bonus Achievement Level is between 85% and 100%, then Eligible Participants are eligible for a prorated bonus equal to a 1 to 3 ratio of the bonus achieved.  For example, if the Bonus Achievement Level is 85%, then Eligible Participants are eligible for 55% of their Total Bonus Potential.

Bonus Multiplier:

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If the Bonus Achievement Level is in excess of 100%, then Eligible Participants are eligible for 100% of their Total Bonus Potential, plus a percentage of their Total Bonus Potential equal to three times the portion in excess of 100%.  For example, if the Bonus Achievement Level is 110%, then Eligible Participants are eligible for 100% of their Total Target Bonus Potential, plus 30% of the Total Target Bonus Potential.  The Bonus Achievement Level maximum is 115% and the maximum Total Bonus Potential is 145%.

Defined Terms:

Net Product Revenue shall mean the amount of ArthroCare total net product revenue from the period of January 1, 2009 through December 31, 2009.

Cash Management shall mean the management of cash as defined by the Board of Directors for the period January 1, 2009 through December 31, 2009.

Net Product Revenue Goal Achieved shall mean the percentage determined by dividing the full year net product revenue by the Net Product Revenue Goal.

Cash Management Goal Achieved shall mean the management of cash achieved as defined by the Board of Directors for the period January 1, 2009 through December 31, 2009.

Bonus Achievement Level shall mean the actual level of bonus achieved.

Any bonuses payable under this 2009 Bonus Plan are subject to the approval of the Company’s Board of Directors.  The Company has the right to make changes in plan participation, the bonus pool or any other aspect of this plan at any time and without prior notice.

The Company must have filed all financial statements required by the Securities and Exchange Commission and be considered a current filer for any bonuses to be payable under this Plan.